UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF l934
Diamond Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2556965

(State of Incorporation or Organization)	(IRS Employer Identification No.)

600 Montgomery Street, 17th Floor
San Francisco, California	94111

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each echange on which
to be so registered	each class is to be registered

None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☑
Securities Act registration statement file number to which this form relates: (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Series A Junior Participating Preferred Stock Purchase Rights

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     Effective as of April 5, 2011, the Rights Agreement, dated as of April 29, 2005 (“Rights Agreement”), by and between Diamond Foods, Inc., a Delaware corporation (“Company”), and Computershare Trust Company, N.A., a federally chartered trust company (formerly known as EquiServe Trust Company, N.A.), as Rights Agent (“Rights Agent”), was amended. The amendment made the provisions of the Rights Agreement inapplicable to that certain Transaction Agreement (“Transaction Agreement”), dated as of April 5, 2011, by and among the Company, Wimbledon Acquisition LLC, a Delaware limited liability company, The Procter & Gamble Company, an Ohio corporation, and The Wimble Company, a Delaware corporation, and to the transactions contemplated thereby.
     The foregoing summary description of the amendment is qualified in its entirety by reference to the full text of the amendment, a copy of which has been filed as Exhibit 4.01 hereto and which is incorporated by reference herein. Documents filed by the Company with the Securities and Exchange Commission (“SEC”), including the Rights Agreement, can be obtained free of charge from the SEC’s website at www.sec.gov, or from the Company upon written request to Investor Relations, Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, CA 94111 or by calling (415) 445-7444.
Item 2. Exhibits.
The following exhibits are incorporated herein by reference:

Exhibit	Description

4.01	Amendment No. 1 to Rights Agreement, dated as of April 5, 2011.

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 5, 2011	DIAMOND FOODS, INC.
	By:	/s/ Steven M. Neil
Steven M. Neil
Executive Vice President and Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit	Description

4.01	Amendment No. 1 to Rights Agreement, dated as of April 5, 2011.